FOLEY & LARDNER

                                ATTORNEYS AT LAW

CHICAGO                          FIRSTAR CENTER                       SACRAMENTO
DENVER                     777 EAST WISCONSIN AVENUE                   SAN DIEGO
JACKSONVILLE            MILWAUKEE, WISCONSIN 53202-5367            SAN FRANCISCO
LOS ANGELES                 TELEPHONE (414) 271-2400                 TALLAHASSEE
MADISON                     FACSIMILE (414) 297-4900                       TAMPA
MILWAUKEE                                                       WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH

                                                            CLIENT/MATTER NUMBER
                                                                     031613/0121
                                December 15, 1999



Alliant Energy Corporation
222 West Washington Avenue
Madison, Wisconsin  53703

Ladies and Gentlemen:

          We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 2,800,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), and related Common Share Purchase Rights (the "Rights"), which may be issued or acquired pursuant to the Alliant Energy Corporation Long-Term Equity Incentive Plan, as amended (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and Firstar Bank, N. A. (the "Rights Agreement").

          As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and By-Laws, as amended to date; (v) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

Foley & Lardner
Alliant Energy Corporation
December 15, 1999
Page 2



          3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,

                                        /s/ Foley & Lardner

                                        FOLEY & LARDNER